Exhibit 10.27

[English translation]

Mr. Sébastien Robitaille

Montrouge, On December 1, 2020,

Mail delivered in person.

Dear Sébastien,

We are pleased to inform you that you have been promoted to the position of Chief Financial Officer of DBV Technologies, under the operational and functional authority of the Chief Executive Officer, effective October 1, 2020.

In addition, your gross annual remuneration amounts to 220,000 euros (two hundred and twenty thousand euros) payable in twelve equal monthly instalments, i.e. an increase of 7.85%. This increase is retroactive to October 1, 2020.

The job description for this position is attached to this amendment.

Your permanent employment contract is maintained in all its provisions not contrary to this amendment.

I would be grateful if you could return a copy of this letter and the job description, dated, signed and preceded by the words “read and approved, good for agreement”.

Yours sincerely

Daniel Tassé

CEO